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                                                                 EXHIBIT 10(h)


                   CONFIDENTIAL AGREEMENT AND GENERAL RELEASE


         THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into by and between Larry D. Hall ("Hall") and KN Energy, Inc. ("KN"), a Kansas corporation headquartered in Lakewood, Colorado, because of the mutual agreement of KN and Hall that Hall to cease employment with KN.

         WHEREAS, the parties wish to settle and discharge all potential claims and disputes between them, known or unknown;

         NOW, THEREFORE, in consideration of the foregoing premises and the following promises, which the parties agree constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

         1. EFFECT OF THIS AGREEMENT. This Agreement shall supersede in all respects all letters, agreements or promises including but not limited to the Change of Control Severance Agreement dated as of October 19, 1996 and amended October 20, 1997 between KN and Hall, and once effective shall be the only agreement between KN and Hall relating to Hall's employment by KN and/or the cessation of that employment.

         2. DEFINITIONS.

         (a) Confidential Information. The term Confidential Information shall include all non-public or proprietary information relating to (i) KN's customers, prospective customers, providers, suppliers, and other business affiliates; (ii) KN's policies, practices, operating information, financial information, business plans, and market approaches; and (iii) other information, techniques or approaches used by KN and not generally known in KN's industry. KN believes that some or all of this information constitutes trade secrets; however, the "Confidential Information" covered by this Agreement need not satisfy the legal definition or requirements of a "trade secret" to be protected from disclosure thereunder. Information shall not be Confidential if it is in the public domain at the time this Agreement is entered into or is thereafter communicated free of any obligation of confidence by KN to any other person or entity.

         (b) Effective Date of Termination of Active Employment. Hall's last day of active employment was July 8, 1999.

         (c) Effective Date of This Agreement. The "Effective Date of This Agreement" shall be the day of Hall's written acceptance of this Agreement excluding the Age Discrimination Provisions.



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         (d) Age Discrimination Provisions and Effective Date of Age
Discrimination Provisions. The "Effective Date of Age Discrimination Provisions" shall be the eighth day following Hall's written acceptance of the Age Discrimination Provisions without revocation. Age Discrimination Provisions include the age discrimination amount, age discrimination release, and Older Worker Benefit Protection Act acknowledgement.

         (e) Effective Date of Termination of Employment. The effective date of termination of Hall's employment was September 10, 1999 except as set forth in paragraphs 3(c-e) of this Agreement. KN's employment records will state Hall resigned.

         (f) KN. "KN" means collectively KN Energy, Inc. a Kansas corporation, and its divisions and affiliates or the successors to any such entities. For purposes of this Agreement, the term "affiliates" shall have the same definition as the term "affiliated group" in Section 1504(a) of the Internal Revenue Code of 1986, as amended from time to time.

         3. KN'S PROMISES. In consideration of Hall's promises recited herein:

         (a) Severance Amount. KN agrees to pay Hall or his heirs a gross amount of $1,468,661.41 (One Million Four Hundred Sixty-Eight Thousand Six Hundred Sixty-One Dollars and Forty-One Cents). Payments will be made in fifty-eight equal installments on regular KN paydays beginning with the first pay period after the Effective Date of this Agreement.

         (b) Age Discrimination Amount. KN agrees to pay Hall or his heirs a gross amount equal to $500,000 (Five Hundred Thousand Dollars). Payments will begin on regular KN paydays beginning with the first pay period after the payments required by paragraph 3(a) above and will be made in twenty equal installments. Hall agrees that he is not otherwise entitled to this money under any agreement with KN or policy or practice of KN.

         (c) Health Insurance Benefits, Bridge to Early Retirement and Unpaid Leave.

                  (i) KN will continue Hall's present medical, dental, life insurance, and accidental death and dismemberment at the same coverage level and rate as is available to current employees of KN or its successor through November 8, 2000 when Hall will be eligible for COBRA, unless a triggering event has previously occurred, or retiree medical benefits. The coverage shall be for Hall and his spouse and dependent child. Hall will be considered to be on an unpaid leave of absence through November 8, 2000, for the purpose of bridging him to early retirement, which includes service credit under KN's qualified retirement plan and Nonqualified Retirement Income Restoration Plan, and the ability to file an Election Form under the Directors and Executives Deferred Compensation Plan but not to make any additional contributions to that Plan, with the understanding and agreement that he is being reinstated to KN's personnel systems solely for purposes of exercising rights to the benefits described above, including those benefits accruing to a qualified retiree, and is not considered a KN employee for any other purpose and may not represent himself to be an employee of KN or in any other way associated with KN during such leave, and with the



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further understanding that he shall not be entitled to any other benefits other than those described in this paragraph.

                  (ii) KN will also pay to a health care insurer designated by Hall an amount not to exceed Fifty Thousand Dollars. This payment shall not be required until after Hall ceases to be eligible for KN's group medical program.

         (d) Profit Sharing, Retirement Plans, 401(k), Deferred Compensation and Employee Stock Purchase Program (ESPP). Hall will not be eligible to continue to participate in the KN savings, deferred compensation except as provided in paragraph 3(c)(i) above, stock purchase, or retirement plans except as provided in paragraph 3(c)(i) above after August 29, 1999. KN acknowledges Hall is entitled to payment of Seventeen Thousand Three Hundred Seven Dollars and Fifty Four Cents ($17,307.54) which he has deposited in the Employee Stock Purchase Program subject to the terms of the ESPP. This Agreement does not affect any rights under these Plans.

         If Hall, on or before October 15, 1999, files an Election Form which changes his December 10, 1998 Election Form under the Directors and Executives Deferred Compensation Plan for the Plan year beginning January 1, 2000, KN will use its best efforts to secure approval from the Committee pursuant to Article
5.2 of the Plan.

         (e) Restricted Stock and Stock Options.

                  (i) Restrictions on Restricted Stock awarded to Hall during his employment with KN including, if necessary, stock placed in a Directors and Executives Deferred Compensation Plan shall lapse on the fifth day after the Effective Date of his Agreement. All rights of such Restricted Stock shall immediately be awarded to Hall. Hall shall be solely responsible for any taxes or other expenses resulting from this acceleration, and hereby indemnifies and holds KN harmless for any such taxes or expenses.

                  (ii) All stock options awarded to Hall during his employment with KN which are not vested as of August 29, 1999 shall terminate. Hall shall have three months from August 29, 1999 to exercise any options vested as of that date. To the extent Hall does not exercise any of such vested stock options within the three-month period, such options shall be forfeited.

         (f) Non-Disparagement. For a period of two years from the Effective Date of this Agreement, KN agrees that no one from its Board of Directors or its executive officer group shall disparage Hall, but KN expressly undertakes no obligation and refuses to be responsible for actions of employees at any level below its executive officer group that might be construed to be disparagement of Hall.

         (g) Director and Officer Insurance. KN will provide director and officer liability coverage to Hall on the same terms as it provides to other director or officers who served during 1999. Hall shall also have the same rights to indemnification and defense as other



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directors or officers who served during 1999. Hall's coverage will terminate after the same period used to determine termination of coverage for other former directors and officers.

         (h) Financial Planning Expenses. KN will pay an invoice it received in September 1999 in the amount of $7,500 (Seven Thousand Five Hundred Dollars) for financial planning advice. KN will pay an additional $3,500 (Three Thousand Five Hundred Dollars) for financial planning advice provided invoices are received prior to January 31, 2000. Invoices should be submitted to James E. Street, Sr. V.P. Human Resources and Administration, Kinder-Morgan Energy Partners, L.P., 1301 McKinney Street, Suite 3400, Houston, TX 77010.

         (i) Office and Secretarial Assistance. KN will pay a provider selected by Hall a monthly amount not to exceed $1,200 (One Thousand Two Hundred Dollars) commencing the first month after the Effective Date of This Agreement and continuing to November 8, 2000.

         (j) Vacation Pay. Within five business days after the Effective Date of This Agreement, KN will pay Hall for his accrued vacation (192 hours).

         (k) Release. KN, its successors and assigns, release Hall from all claims, demands, and actions of any nature, known or unknown which arose on or prior to the Effective Date of This Agreement provided the representation by Hall in paragraph 4(h) below is true. KN has no present knowledge that Hall's representation is not true.

         4. HALL'S PROMISES. In consideration of KN's promises recited herein:

         (a) Confidential Information. Hall shall not, for a period of two years from the Effective Date of This Agreement, directly or indirectly, (i) use or apply any Confidential Information, alone or with any other person or entity; or
(ii) disclose or provide any Confidential Information to any person or entity not authorized by KN to receive such Confidential Information.

         (b) Warranty of Non-Removal of Confidential Information or Trade Secret Material and Information. Hall specifically warrants that, other than copies of information used in connection with his performance of his duties as CEO during his active employment with KN where KN has originals, he has not removed and will not remove from KN's premises, either directly or indirectly, any drawings, writings, prints, computer disks, documents or anything containing, embodying or disclosing any Confidential Information or proprietary information or any of KN's trade secrets. Any future removals require KN's express written permission by a member of KN's executive management. For purposes of this Agreement, the term trade secrets means any materials within the meaning of the Uniform Trade Secrets Act, C.R.S. Section 7-74-101 et seq.

         (c) Release. Hall for himself and his representatives, heirs, and assigns, hereby releases and discharges KN, any parent, sister or subsidiary company, and any present or former shareholders, officers, directors, employees, agents, representatives, legal



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representatives, accountants, successors, and assigns, Kinder-Morgan Inc., and any parent, sister or subsidiary company, and any present or former shareholders, officers, directors, employees, agents, representatives, legal representatives, accountants, successors and assigns, Richard Kinder, and William Morgan, from all claims, demands, and actions of any nature, known or unknown, and specifically, but not limited to, those in any manner arising out of or involving any aspect of his employment with KN and his termination of employment, and including any rights or claims under the Colorado Anti-Discrimination Act; the Civil Rights Act of 1964, as amended, 42 U.S.C.,
Section 2000e, et seq.; the Vocational Rehabilitation Act, 29 U.S.C. Section 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Executive Order 11246; the Civil Rights Act of 1871, 42 U.S.C. Section 1981; the National Labor Relations Act, as amended, 29 U.S.C. Section 141 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship; provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived or to rights and claims that arise after the date of his execution of this Agreement. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, intentional or negligent infliction of emotional distress, defamation, or other such claims in any manner arising out of or involving any aspect of Hall's employment with KN and termination of his employment. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. This release does not include claims for breach of this Agreement, indemnification, coverage or defense under any applicable directors and officers insurance policy or vested employee benefits.

         (d) Age Discrimination Release. Hall releases KN and all persons released in paragraph 4(c) above from any claims under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq.

         (e) Covenant Not to Sue. Hall warrants that he has not commenced and agrees not to commence any proceeding against KN or any person released in paragraph 4(c) above, whether administrative or judicial, asserting any claim arising out of his employment or the termination thereof, except to specifically enforce this Agreement.

         (f) Non-Disparagement Agreement. For a period of two years from the Effective Date of this Agreement, Hall specifically agrees that he will not in any way disparage any person released in paragraph 4(c) above, KN's consultants, agents, or KN's business operations or decisions.

         (g) Taxes Owed by Hall. Hall owes KN Thirty Seven Thousand Four Hundred Thirty Two Dollars and Fifty Cents ($37,432.50) for taxes paid by KN on Hall's behalf related to lapses of restrictions on restricted stock awards which occurred on February 10, 1999 and March 4, 1999. Hall will reimburse KN for all taxes owed ten days after the Effective Date of This Agreement.



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         (h) Representation. Hall represents that he knows of no representation or promise made by him on behalf of KN which is not known to either a director or senior manager or a person who held such a position at the time Hall made the representation or promise known to that person. Hall has made no representations or promises on behalf of KN since July 8, 1999.

         5. OLDER WORKER BENEFIT PROTECTION ACT ACKNOWLEDGEMENT. Hall knowingly and voluntarily waives any and all claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621, et seq., and agrees as follows:

         (a) Hall's termination is an individual termination and not part of "an exit incentive or other employment termination program offered to a group or class of employees," as that phrase is used at 29 U.S.C. Section 626(f)(1)(H).

         (b) This waiver is part of an Agreement that is written in a manner calculated to be understood by Hall.

         (c) This waiver specifically refers to rights and claims arising under the ADEA.

         (d) Hall does not waive any claims that may arise after the date this Agreement is executed.

         (e) Hall waives ADEA rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled.

         (f) Hall has consulted with an attorney before executing this Agreement.

         (g) Hall shall have 21 days from the date he receives this Agreement within which to consider it insofar as it relates to claims under the ADEA, although he may accept this Agreement at any time within those 21 days. The parties agree that changes to this Agreement whether material or immaterial do not restart the running of the 21 day period.

         (h) Hall shall have seven days from the date he accepts and signs this Agreement with respect to age discrimination claims within which to revoke his acceptance of this Agreement insofar as it relates to waiver of claims under the ADEA. Those provisions are contained in paragraphs 2(d), 3(b), 4(d) and 5. To be effective, such revocation must be made in writing to Sr. Vice President - Human Resources and Administration, received by the close of business on the seventh day following acceptance. The effective date of the Age Discrimination Provisions of this Agreement shall be the eighth day after Hall's written acceptance of the Age Discrimination Provisions.

         6. COOPERATION IN LITIGATION OR REGULATORY PROCEEDINGS. Hall will cooperate with KN or its successor in the prosecution or defense of any matters where KN or its successor believes Hall's participation might be useful by answering fully all questions about his work at KN. If Hall is contacted by any person representing interests adverse to KN or by any person employed by or acting on behalf of any regulatory body, he will immediately



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notify the General Counsel of KN or its successor before speaking with any such person. Hall has had access to information subject to attorney-client privilege and/or work product protection. Hall will not divulge any such information without the consent of KN or its successor.

         7. NON-DISCLOSURE OF TERMS OF THIS AGREEMENT. KN and Hall agree not to divulge, disclose or publicize in any manner to any third party, including current or former employees of KN, the terms and conditions of this Agreement, except (1) insofar as is necessary to enforce the Agreement or to respond to an order of a court or administrative agency for disclosure, (2) compliance with reporting obligations composed by regulatory authorities including but not limited to the Securities and Exchange Commission, and (3) that such terms may be disclosed to Hall's immediate family, tax, legal or financial advisors, if any, on condition that any such person to whom the terms or conditions of this Agreement are disclosed shall be instructed not to disclose the terms or conditions to anyone else. Should a third person inquire as to the status or resolution of any dispute between the parties, the parties may say only that the parties have resolved all differences. For purposes of this paragraph Kinder-Morgan, Inc., Richard Kinder and William Morgan are not third parties.

         8. USE IN OTHER PROCEEDINGS. Each party agrees that this Agreement shall not be tendered or admissible as evidence in any proceeding by either party for any purpose, except, (i) that the Agreement shall be admissible as evidence in a proceeding involving the parties in which an alleged breach of the Agreement or the validity of any term of the Agreement is at issue, or (ii) that the Agreement may be used by either party provided the party gives written notice to the other party at least twenty days in advance of any such use and does not oppose the party's standing to file objections to such use.

         9. REMEDIES.

         (a) In addition to any other remedies that may be available to KN or Hall, the parties, agree that, in the event a party breaches any of the promises set forth in this Agreement at paragraphs 3(f), 4(a), 4(b), or 4(f) and such breach is proven in a proceeding provided for in this Agreement, such party shall be liable for damages in the amount of $100,000 for each breach. The parties specifically agree that such damages are liquidated damages and not a penalty. Such damages shall not be available until notice of a breach of this Agreement is provided to the alleged breaching party in writing and the party is given a reasonable opportunity to cure such breach. The parties also agree that continuing harm would result to the affected party should the breaching party not cease and desist all conduct in violation of the Agreement, and that the affected party would be entitled to an injunction prohibiting such continuing conduct in addition to any liquidated damages awarded.

         (b) The rights and obligations of this section shall survive any expiration or termination of this Agreement.

         10. NO ADMISSION OF LIABILITY. The entry into this Agreement by KN is not and shall not be construed to be an admission of any act, practice or policy by KN or any of its present or former officers, directors, agents, representatives or employees, in violation of any



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statute, common law duty, constitution, or administrative rule or regulation, any such liability being expressly denied.

         11. PLACE FOR RECEIPT OF THE MONTHLY PAYMENTS AND OTHER NOTICES. Payment of the Monthly Payments, if made by mail, and any other written notice, shall be made to: 1892 Sugarbush Drive, Evergreen, Colorado 80439.

         12. ARBITRATION. All disputes arising between the parties in connection with this Agreement except claims for injunctive relief to enforce paragraphs 3(f), 4(a), (b), and (f), 6, or 7, or any underlying claim purportedly released pursuant to this Agreement shall be resolved by final and binding arbitration under the Colorado Uniform Arbitration Act by a single arbitrator. The arbitrator shall be mutually selected by the parties to this Agreement and shall have the following qualifications: (a) such person shall have no previous business or personal relationship with either of the parties, (b) such person shall reside in the greater metropolitan area of Denver, Colorado, (c) such person shall be a lawyer with at least 15 years of experience in commercial litigation which shall include (but not be limited to) experience in the areas of employment, labor, human resources or similar matters involving senior management, or (d) such person shall be a retired judge with at least 15 years of experience in civil matters within the State of Colorado. If the parties cannot reasonably agree on an arbitrator within 30 calendar days of the receipt of a notice of dispute by one party to the other, such arbitrator shall be chosen under the then prevailing commercial rules of the American Arbitration Association, as modified by this Agreement. The arbitrator shall award the prevailing party reasonable attorneys fees, the costs of the arbitration, and reasonable expert witness fees.

         13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of Colorado.

         14. ACKNOWLEDGMENT. Hall hereby certifies that he has read this Agreement and understands its terms and significance, and that he executes it voluntarily and with full knowledge of its effect.

         15. SEVERABILITY. If any provision of this Agreement is found to be unenforceable, the remaining provisions shall remain in full force and effect.

         16. SUCCESSORS AND ASSIGNMENT. This Agreement is binding on and inures to the benefit of the heirs, personal representatives, successors and assigns of both parties. This Agreement may not be assigned by Hall without the express written consent of KN.

         17. PARAGRAPH HEADINGS. The headings or this Agreement are for convenience only and shall not control or affect the meaning or construction of any portion hereof.

         18. ENTIRE AGREEMENT. This document constitutes the entire agreement of the parties and may not be expanded or amended except by express written agreement executed by both.



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         Accepted this 4th day of October, 1999.



         /s/ Larry D. Hall
         ---------------------------------------------
         LARRY D. HALL


         KN ENERGY, INC.

         By /s/ Stewart A. Bliss
           -------------------------------------------
                Stewart A. Bliss
         Title: Chairman and CEO


         Witness: /s/ Michael S. Richards
                 -------------------------------------
         Title: Assistant General Counsel
               ---------------------------------------


         Acceptance of Age Discrimination Provisions

         /s/ Larry D. Hall
         ---------------------------------------------
         LARRY D. HALL

         Date: October 4, 1999
              ----------------------------------------



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